BARK Reports Second Quarter Fiscal Year 2023 Results

NEW YORK, November 9, 2022 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand with a mission to make all dogs happy, today announced its financial results for the fiscal second quarter ended September 30, 2022.

Key Highlights
•Delivered fiscal Q2 2023 revenue of $143.8 million, a 20% increase year-over-year.
•Average order value increased by $2.45 to $32.18, up 8% compared to the same period last year.
•Revenue from BARK Bright, increased 102% to $2.8 million, compared to the same period last year.
•Loss from operations improved by $6.3 million to $(9.1) million, or (6)% of revenue, as compared to (13)% of revenue in the same period last year.
•The Company is reiterating its fiscal year 2023 revenue outlook of $556 million and raising its fiscal year 2023 Adjusted EBITDA outlook to $(31) million, from $(33) million.

“Our results last quarter highlight the significant progress we continue to make driving towards profitability and becoming cash flow positive. We delivered our strongest revenue quarter ever and achieved operating leverage on our cost structure, resulting in an Adjusted EBITDA margin of (1.4)%, a nearly 600 basis point improvement, year-over-year,” said Matt Meeker, Co-Founder and Chief Executive Officer of BARK. “A key driver of our recent performance was our ability to execute our strategy of attracting more premium subscribers and cross-selling these customers across categories like food and dental. We remain highly focused on execution and cost control, and we believe our most efficient and profitable days are still in front of us.”

Key Performance Indicators

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Subscription Shipments (in thousands)	3,653	3,593	7,464	7,201
Active Subscriptions (in thousands)	2,241	2,089	2,241	2,089
New Subscriptions (in thousands)	218	271	477	551
Customer Acquisition Cost (CAC)	$53.19	$51.71	$51.89	$50.01
Lifetime Value (LTV):CAC	5.5x	4.9x	5.0x	5.0x
Average Order Value	$32.18	$29.73	$31.61	$29.47

Fiscal Second Quarter 2023 Financial Highlights

•Revenue increased 20% year-over-year to $143.8 million, $8.8 million ahead of the Company's second quarter revenue guidance. The better than expected performance was largely driven by a pull-forward of certain commerce revenue as several retail partners ordered their holiday product ahead of schedule.
•Direct to Consumer (“DTC”) revenue was $117.5 million, a 10% increase year-over-year, driven by a $2.45 increase in average order value, and a 1.7% increase in subscription shipments.
•Commerce revenue was $26.3 million, a 96.8% increase year-over-year, representing 18.3% of total revenue. As discussed historically, the commerce segment is lumpier in nature, and the Company's fiscal second quarter results reflect a timing shift of revenue from the fiscal third quarter into the fiscal second quarter as several retail partners ordered their holiday product earlier than in previous years.
•Gross profit was $80.3 million, as compared to $69.9 million in the same period last year. DTC gross profit was $71.6 million, as compared to $64.3 million, while commerce gross profit was $8.7 million, as compared to $5.6 million, year-over-year.
•Gross margin was 55.9%, as compared to 58.2% in the same period last year. The decrease in gross margin was primarily attributable to the larger percent of revenue derived from the commerce business in the most recent period. DTC gross margin improved by approximately 70 basis points to 60.9%, versus last year, while commerce gross margin was 33.2%, as compared to 41.7% in the same period last year. The decrease in commerce gross margin is primarily attributable to seasonal promotions associated with holiday product that was pulled into the second quarter from the third quarter, in the most recent period.
•General and administrative ("G&A") expenses were $74.2 million, as compared to $68.2 million in the prior year. The year-over-year increase in G&A includes expenses associated with a 1.7% increase in subscription shipments. G&A as a percent of revenue improved to 51.6%, from 56.8%.
•Advertising and marketing expense was $15.3 million as compared to $17.1 million in the previous year. The Company's customer acquisition cost was $53.19, as compared to $51.71 in the same period last year. Advertising and marketing as a percent of revenue improved to 10.7%, from 14.2%.
•Net Income (Loss) was $(10.6) million, as compared to $6.5 million in the previous year. The year-over-year decrease was attributable to the change in fair value of warrants and derivatives which were $(1.0) million, as compared to $23.4 million in the previous year; this is a non-cash item.
•Adjusted EBITDA was $(2.0) million, as compared to $(8.8) million in the previous year, and $6 million ahead of the Company's first quarter guidance. Adjusted EBITDA margin was (1.4)%, as compared to (7.3)% in the previous year.

Balance Sheet Highlights

•The Company’s cash and cash equivalents balance as of September 30, 2022 was $166.3 million, down $10.9 million from the prior quarter.
•Accounts Receivable were $17.3 million, an increase of $9.2 million over last quarter due to the heavy commerce order volume.
•Inventory was $160.6 million, an increase of $2.6 million over last quarter.

Fiscal Third Quarter and Full Year 2023 Financial Outlook
Based on current market conditions as of November 9, 2022, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the fiscal third quarter 2023, we expect:
•Total revenue of $134 million. This guidance reflects certain commerce revenue shifting from the fiscal third quarter into the fiscal second quarter, described in the Financial Highlights above.
•Adjusted EBITDA of $(13.0) million. Consistent with prior years, the holiday quarter is a period where we intentionally invest more in areas like customer acquisition. Additionally, we plan for heightened shipping rates during this period.

For the fiscal full year 2023, we expect:
•Total revenue of $556 million, unchanged from the Company's previous guidance.
•Adjusted EBITDA of $(31.0) million, improved from the Company's previous guidance of $(33.0) million and original guidance of $(36.0) million.

BARK does not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including the change in fair value of warrants and derivatives and stock-based compensation expense, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, the Company is unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal second quarter results will be held today, November 9, 2022, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 646-904-5544 for U.S. participants and +1-929-526-1599 for international participants. The conference call passcode is 804526. The conference call will also be available to interested parties through a live webcast at https://investors.bark.co/. A recording will be available for 12 months after the date of the event. Recordings may be accessed at https://investors.bark.co/.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; and the uncertain effects of the ongoing COVID-19 pandemic and the general macroeconomic environment.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report of Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Subscription Shipments
We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

Active Subscriptions
Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

New Subscriptions
We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

Customer Acquisition Cost
Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

Lifetime Value
Lifetime Value ("LTV") is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Subscription Shipments for the same period.

BARK, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
REVENUE	$143,814	$120,162	$274,964	$237,768
COST OF REVENUE	63,473	50,276	118,809	98,091
Gross profit	80,341	69,886	156,155	139,677
OPERATING EXPENSES:
General and administrative	74,156	68,235	153,745	137,734
Advertising and marketing	15,331	17,075	31,694	34,225
Total operating expenses	89,487	85,310	185,439	171,959
LOSS FROM OPERATIONS	(9,146)	(15,424)	(29,284)	(32,282)
INTEREST EXPENSE	(1,340)	(1,296)	(2,728)	(2,857)
OTHER INCOME (EXPENSE)—NET(1)	(153)	23,175	5,965	16,790
NET INCOME (LOSS) BEFORE INCOME TAXES	(10,639)	6,455	(26,047)	(18,349)
PROVISION FOR INCOME TAXES	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(10,639)	$6,455	$(26,047)	$(18,349)

(1)For the three and six months ended September 30, 2022, Other Income (Expense), Net, is primarily due to the changes in fair value of our warrant liabilities during the period of $(1.0) million and $5.0 million respectively.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Direct to Consumer:
Revenue	$117,547	$106,817	$235,944	$212,193
Costs of revenue	45,936	42,499	93,084	83,319
Gross profit	$71,611	$64,318	142,860	128,874
Commerce:
Revenue	26,267	13,345	39,020	25,575
Costs of revenue	17,537	7,777	25,725	14,772
Gross profit	$8,730	$5,568	13,295	10,803
Consolidated:
Revenue	143,814	120,162	274,964	237,768
Costs of revenue	63,473	50,276	118,809	98,091
Gross profit	$80,341	$69,886	$156,155	$139,677

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) Per Common Share, Adjusted EBITDA and Adjusted EBITDA Margin, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Income (Loss) as net income (loss), adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense, (4) one-time transaction costs associated with the merger, (5) executive transition costs (6) noncash duplicate rent expense incurred during the relocation of our corporate headquarters, (7) demurrage fees related to freight, and (8) other one-time items.

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period.

We calculate Adjusted Net Income (Loss) Per Common Share by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization expense, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense, (6) one-time transaction costs associated with the merger, (7) executive transition costs (8) noncash duplicate rent expense incurred during the relocation of our corporate headquarters, (9) demurrage fees related to freight, and (10) other one-time items.

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by Revenue for the period.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company and (4) Adjusted EBITDA and Adjusted EBITDA

Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted Net Income (Loss) to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of Net income (loss) margin, Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per Common Share for the periods presented:

Adjusted Net Loss

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Net income (loss)	$(10,639)	$6,455	$(26,047)	$(18,349)
Stock-based compensation expense	3,852	3,729	8,195	6,827
Change in fair value of warrants and derivatives	1,038	(23,407)	(4,959)	(19,508)
Sales and use tax expense (1)	(148)	—	(231)	—
Transaction costs (2)	—	442	—	5,640
Executive transition costs (3)	(56)	306	49	306
Duplicate headquarters rent (4)	603	—	1,206	—
Demurrage fees (5)	—	735	—	735
Other one-time items (6)	—	708	—	3,306
Adjusted net income (loss)	$(5,350)	$(11,032)	$(21,787)	$(21,043)
Net income (loss) margin	(7.40)%	5.37%	(9.47)%	(7.72)%
Adjusted net loss margin	(3.72)%	(9.18)%	(7.92)%	(8.85)%

Adjusted net loss per common share - basic and diluted	$(0.03)	$(0.07)	$(0.12)	$(0.15)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic	176,463,723	169,173,509	175,980,473	139,133,082

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss), the most directly comparable financial measure stated in accordance with GAAP, and the calculation of Net income (loss) margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net income (loss)	$(10,639)	$6,455	$(26,047)	$(18,349)
Interest expense	1,340	1,296	2,728	2,857
Depreciation and amortization expense	2,000	957	4,017	1,801
Stock-based compensation expense	3,852	3,729	8,195	6,827
Change in fair value of warrants and derivatives	1,038	(23,407)	(4,959)	(19,508)
Sales and use tax expense (1)	(148)	—	(231)	—
Transaction costs (2)	—	442	—	5,640
Executive transition costs (3)	(56)	306	49	306
Duplicate headquarters rent (4)	603	—	1,206	—
Demurrage fees (5)	—	735	—	735
Other one-time items (6)	—	708	—	3,306
Adjusted EBITDA	$(2,010)	$(8,779)	$(15,042)	$(16,385)
Net income (loss) margin	(7.40)%	5.37%	(9.47)%	(7.72)%
Adjusted EBITDA margin	(1.40)%	(7.31)%	(5.47)%	(6.89)%

(1)Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.
(2)Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.
(3)Executive transition costs includes recruiting expenses incurred by the Company.
(4)Noncash duplicate rent expense incurred during the relocation of our corporate headquarters.
(5)Demurrage fees are raised when the full container is not moved out of the port/terminal for unpacking within the allowed free days offered by the shipping line. The charge is levied by the shipping line to the importer.
(6)For the three months ended September 30, 2021, other one-time items is comprised of SOX implementation fees of $0.3 million, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million. For the six months ended September 30, 2021, other one-time items is comprised of loss on extinguishment of debt of $2.6 million, SOX implementation fees of $0.3 million, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million.

BARK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	March 31,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$166,310	$199,397
Accounts receivable—net	17,346	9,752
Prepaid expenses and other current assets	12,314	5,878
Inventory	160,634	153,115
Total current assets	356,604	368,142
PROPERTY AND EQUIPMENT—NET	36,485	28,128
INTANGIBLE ASSETS—NET	3,489	3,837
OPERATING LEASE RIGHT-OF-USE ASSETS	43,854	29,552
OTHER NONCURRENT ASSETS	4,422	4,402
TOTAL ASSETS	$444,854	$434,061
LIABILITIES, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$45,275	$36,834
Operating lease liabilities, current	5,250	5,060
Accrued and other current liabilities	31,918	35,168
Deferred revenue	28,882	31,549
Total current liabilities	111,325	108,611
LONG-TERM DEBT	76,517	76,190
OPERATING LEASE LIABILITIES	51,724	28,847
OTHER LONG-TERM LIABILITIES	5,181	3,352
Total liabilities	244,747	217,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 177,101,991 shares issued and outstanding as of September 30, 2022 and 500,000,000 shares authorized; 175,290,143 shares issued and outstanding as of March 31, 2022.	1	1
Additional paid-in capital	474,404	465,313
Accumulated deficit	(274,298)	(248,253)
Total stockholders’ equity	200,107	217,061
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$444,854	$434,061

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	September 30,
	2022	2021
Net cash used in operating activities	(19,563)	(108,019)
Net cash used in investing activities	(14,108)	(11,003)
Net cash provided by financing activities	586	354,168
Effect of exchange rate changes on cash	2	1
Net increase (decrease) in cash, cash equivalents and restricted cash	(33,083)	235,146
Cash, cash equivalents and restricted cash — beginning of period	201,679	39,731
Cash, cash equivalents and restricted cash — end of period	$168,596	$274,877

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	166,310	272,599
Restricted cash - Other noncurrent assets	2,286	2,278
Total cash, cash equivalents and restricted cash	$168,596	$274,877

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com